                                                                Exhibit 8(A)(2)

                                   AMENDMENT
                                     TO THE
                TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                     SHAREHOLDER SERVICING AGENCY AGREEMENT

     WHEREAS, Financial Data Services, Inc. ("FDS") and Merrill Lynch U.S. Treasury Money Fund (the "Fund"), on behalf of itself and certain of its series, entered into a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement, as amended (the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement to reflect changes in compensation payable to FDS for certain services under the Agreement.

     NOW, THEREFORE, FDS and the Fund hereby amend the Agreement as follows:

     The parties agree that the compensation payable in connection with certain 401(k) Plan accounts will be changed. Pursuant to Section 4 of the Agreement, the compensation payable to FDS on services for such accounts is set forth in the Amended and Restated Schedule of Fees attached to this Amendment, which shall become a part of the Agreement and shall be effective as of December 1, 2001.

     IN WITNESS HEREOF, the parties hereto have executed this Amendment as of this first day of December, 2001.



----------------------------------

By:     /s/ Donald C. Burke
    ------------------------------

Name: Donald C. Burke
      ----------------------------

Title: Treasurer
       ---------------------------



FINANCIAL DATA SERVICES, INC.


By:    /s/ Sharon L. Hockersmith
    ------------------------------
    Sharon L. Hockersmith
    Vice President

                              Amended and Restated
                                Schedule of Fees
                       Merrill Lynch Money Markets Funds

Agency, Record-keeping and Transaction Fees:
--------------------------------------------


The Fund shall pay the following agency and record-keeping fees to FDS on an annual basis per account, unless otherwise noted:


                                  Active Account Fee             Closed Account Fee                  Transaction Fee
                   -----------------------------------------------------------------------------------------------------------------
  Distribution      Ready Asset Trust      Retire       Ready Asset Trust     Retire        Ready Asset Trust      Retire
   Channel           ML USA Govt Resv       Resv         ML USA Govt Resv      Resv          ML USA Govt Resv       Resv
                    ML US Treas Money                    ML US Treas Money                  ML US Treas Money
------------------------------------------------------------------------------------------------------------------------------------
Proprietary
Retail/1/                 $15             $6.50/6/          $0.20/month    $0.20/month            N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------
Direct Account            $15             $6.50/6/          $0.20/month    $0.20/month            N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------
MFA ERISA/2/             0.10%             0.10%               N/A             N/A                N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------
RG Recordkept
Plans/3/                $8.50             $6.00                N/A             N/A             $1/Trans.         $1/Trans.
------------------------------------------------------------------------------------------------------------------------------------
ML Connect
Network Plans/4/         $12                $12                N/A             N/A                N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------

NOTES:
------

1. Shares are sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S), excluding MPA ERISA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

2. Shares are held through the MLPF&S MFA (Mutual Fund Advisor) program, or any other fee-based program, in accounts requiring equalization under ERISA. Fees are calculated based on average daily net assets.

3. Shares are sold to participants of a defined benefit or defined contribution plan (a "Plan") that is recordkept by Merrill Lynch.

4. Shares are sold to participants of a Plan for which a third-party administrator (currently BISYS, Paychex, Inc., Invesco Retirement, Inc., MFS and Oppenheimer Funds) is the record-keeper pursuant to certain agreements with Merrill Lynch.

5.  Fees apply to accounts that are active for any portion of a month.

6. For accounts greater than $1 million the charge is $6.00 per account, and less than $1 million is $6.50.

7.  A Closed Account Fee will be assessed on all accounts that close during the
      ------------------
    calendar year. Application of this fee will commence the month following the month in which the account is closed and be assessed for the remainder of the calendar year.

Out-of-Pocket Expenses:

The Fund shall pay the following out-of-pocket costs incurred by FDS:
     .    Postage
     . Special Mail processing expenses, including, but not limited to, postal presort, householding, exception extract, and duplicate elimination)
     .    Envelopes/stationary
     .    Record storage and retrieval
     .    Telephone (local and long distance)
     .    Pre-authorized checks
     .    Returned check fees/charges and other similar fees/charges
     . Handling costs or similar supplemental charges imposed by ADP or other vendor delivering goods and services related to the Agreement
     .    Fed wire charges, excluding wires to/from Fund custody accounts
     .    Forms
     .    Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per account. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expenses paid. The appropriate adjustment will be made by FDS Finance or MLIM Accounts payable at that time.

Extraordinary Expenses:

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a merger or liquidation. Fees and expense reimbursements in connection with extraordinary services will be mutually agreed by the parties prior to the performance of such services.